Exhibit 12.1

Statement Regarding Computation of Ratios

Computation of Ratios

The following formulas were used to calculate the ratios in Financial Information and Supplementary Data, page 34, Selected Financial Data for the years ended December 31, 2014, 2013, 2012, 2011, and 2010, included in this report as Exhibit 13.1.

(Calculation)

Net income/Weighted average shares of common stock outstanding for the period

=     Earnings per share

	December 31,
	2014	2013	2012	2011	2010
Net Income	$1,903,905	$2,241,048	$2,537,760	$2,454,145	$2,339,281
Weighted Average Shares Outstanding	1,718,730	1,718,730	1,718,730	1,718,730	1,718,730
Per Share Amount	$1.11	$1.30	$1.48	$1.43	$1.36

(Calculation)

Cash dividends/Shares issued

=     Cash dividends declared per share

	December 31,
	2014	2013	2012	2011	2010
Cash Dividends	$1,374,984	$1,306,234	$1,259,142	$1,256,139	$1,210,677
Shares Issued	1,718,730	1,718,730	1,718,730	1,718,730	1,718,730
Per Share Amount	$0.80	$0.76	$0.73	$0.73	$0.70

(Calculation)

Stockholders’ equity/Shares issued

=     Book value per share

	December 31,
	2014	2013	2012	2011	2010
Stockholders’ Equity	$34,871,592	$30,790,036	$35,702,773	$34,526,510	$31,101,186
Shares Issued	1,718,730	1,718,730	1,718,730	1,718,730	1,718,730
Per Share Amount	$20.29	$17.91	$20.77	$20.09	$18.10

(Calculation)

Net income/Total average assets

=     Return on average assets

	(In thousands)

	December 31,
	2014	2013	2012	2011	2010
Net Income	$1,904	$2,241	$2,538	$2,454	$2,339
Total Average Assets	$335,515	$316,172	$293,601	$283,734	$273,778
Return on Average Assets	0.57%	0.71%	0.86%	0.86%	0.85%

(Calculation)

Net income/Average stockholders’ equity

=     Return on average equity

	(In thousands)

	December 31,
	2014	2013	2012	2011	2010
Net Income	$1,904	$2,241	$2,538	$2,454	$2,339
Total Average Stockholders’ Equity	$33,767	$32,597	$31,608	$30,498	$29,415
Return on Average Equity	5.64%	6.87%	8.03%	8.05%	7.95%

(Calculation)

Average stockholders’ equity/Average assets

=     Average equity to average assets

	(In thousands)

	December 31,
	2014	2013	2012	2011	2010
Total Average Stockholders’ Equity	$33,767	$32,597	$31,608	$30,498	$29,415
Total Average Assets	$335,515	$316,172	$293,601	$283,734	$273,778
Average Equity to Average Assets	10.06%	10.31%	10.77%	10.75%	10.74%

(Calculation)

Cash dividends per share/Net income per share

=     Dividend payout ratio

	December 31,
	2014	2013	2012	2011	2010
Cash Dividends Per Share	$0.80	$0.76	$0.73	$0.73	$0.70
Net Income Per Share	$1.11	$1.30	$1.48	$1.43	$1.36
Dividend Payout Ratio	72.07%	58.46%	49.32%	51.05%	51.47%

(Calculation)

Loans/Total deposits

=     Loan to deposit ratio

	December 31,
	2014	2013	2012	2011	2010
Loans	$99,216,428	$93,401,845	$99,387,344	$109,428,476	$121,367,066
Total Deposits	$272,142,620	$285,876,758	$246,461,963	$239,177,006	$228,474,738
Loan to Deposit Ratio	36.46%	32.67%	40.33%	45.75%	53.12%